EXHIBIT  11
        FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES
             Computation of Per Share Earnings *
          (In thousands, except per share amounts)
                         (unaudited)

                                    December 31,  December31,   December 31,
                                        1999         1998          1997
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Basic:
Net income                            $  413       $ 4,338       $ 1,956
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Weighted average number of shares
 outstanding during the period         7,300         7,177         6,966
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Net income per share                  $ 0.06       $  0.60       $  0.28
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Dilutive:
Net income                            $  413       $ 4,338       $ 1,956
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Weighted average number of shares
 outstanding during the period         7,300         7,177         6,966

Effective of dilutive common
 equivalent shares                       949           704           679

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Weighted average shares and
 dilutive common equivalent shares
 for dilutive earnings per share       8,249         7,881         7,645
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Net income per share                  $ 0.05       $  0.55       $  0.26
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
* All per share figures have been restated for all common stock dividends paid.